Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

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(Form Type)

G MEDICAL INNOVATIONS HOLDINGS LTD.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.09 per share	Rule 457(c)	2,803,932 (3)	$5.005	$14,033,679.66	$0.0000927	$1,300.93
Fees Previously Paid	-	-	-	-	-	-	-	-

	Total Offering Amounts					$14,033,679.66		$1,300.93
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,300.93

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the Ordinary Shares (or Ordinary Shares) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($5.29) and low ($4.72) sales prices of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on January 25, 2022.

(3) All 2,803,932 Ordinary Shares are issuable upon conversion or exercise of the December 2021 Note and the December 2021 Warrant are to be offered by the selling shareholder named herein, which December 2021 Note and the December 2021 Warrant were issued to such selling shareholder.